EXHIBIT 3.1
                                  ------------
                            Articles of Incorporation
                          ---------------------------

                            ARTICLES OF INCORPORATION
                                       OF
                               TELCOM DIRECT, INC.

     The undersigned natural persons acting as incorporators of a corporation (the "Corporation") under the provisions of Chapter 78 of the Nevada Revised Statutes, adopts the following Articles of Incorporation.


                                    ARTICLE 1
                                      NAME

               The name of the Corporation is TELCOM DIRECT, INC.


                                    ARTICLE 2
                                     PURPOSE

     The Corporation shall have the purpose of selling telephone equipment.


                                    ARTICLE 3
                  INITIAL RESIDENT AGENT AND REGISTERED OFFICE

     The name and address of the initial resident agent of the Corporation is Charles J. Smith, 4790 Caughlin Parkway, Suite 387, Reno, Nevada 89509.


                                    ARTICLE 4
                                AUTHORIZED SHARES

     The aggregate number of shares that the Corporation shall have the authority to issue is twenty-five million (25,000,000) shares of common stock with a par value of $0.001 per share.


                                    ARTICLE 5
                                    DIRECTORS

     Section 5.1      Style of  Governing  Board.  The members of the  governing board of the Corporation shall be styled as Directors.

     Section 5.2 Initial Board of Directors. The initial Board of Directors shall consist of one (1) Director.

     Section 5.3 Names and Addresses. The names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders, or until their successors shall have been elected and qualified, are as follows:

                      Charles J. Smith
                      4790 Caughlin Parkway  Suite 387
                      Reno, Nevada 89509



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EXHIBIT 3.1 - continued

                                    ARTICLE 6
                                  DISTRIBUTIONS

The Corporation shall be entitled to make distributions to the fullest extent permitted by law.


                                    ARTICLE 7
                           RELEASE AND INDEMNIFICATION


To the fullest extent permitted by Nevada law, the Directors and officers of the Corporation shall be released from personal liability for damages to the Corporation or its stockholders. To the fullest extent permitted by Nevada law, the Corporation shall advance expenses to its Directors and officers to defend claims made against them because they were or are Directors or officers and shall indemnify its Directors and officers from liability for expenses incurred as a result of such claims. The Corporation may provide in its Bylaws that indemnification is conditioned on receiving prompt notice of the claim and the opportunity to settle or defend the claim.


                                    ARTICLE 8
                                  INCORPORATOR

The name and address of the incorporator of the Corporation is as follows:
Charles J. Smith
4790 Caughlin Parkway
Suite 387
Reno, Nevada 89509

EXECUTED this 6th day of December, 2002.



/s/Charles J. Smith
--------------------
   Charles J. Smith
   Incorporator



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